Alion Code of
Ethics,
Conduct,
and Responsibility
(Fourth Edition)

November 2009
Dear Employee-owner,

Alion Science and Technology Corporation (“Alion” or the “Company”) has published this Fourth Edition of the Code of Ethics, Conduct, and Responsibility (the “Code”) to incorporate new laws and regulations and to make other general administrative amendments.

Alion is committed to the personal success and professional growth of its people, the success of its projects, and the long-term success of the Company.

At the root of Alion’s commitment to success are the fundamental principles that legal requirements must be satisfied, financial statements must be complete and accurate and customers and other stakeholders must be treated fairly.

The Alion Code not only requires compliance with laws and regulations, but embodies a commitment to positive behavior that builds honesty, promotes fairness, and demonstrates integrity. This leads to Alion’s success by producing customer satisfaction, loyalty, trust, and respect. We honor our commitments, communicate openly, and hold ourselves accountable. Operating within the framework of the Code, Alion creates and sustains value for its stakeholders.

If you have a question or concern regarding the Code or any ethics-related policy, contact your Group Compliance Officer, the Corporate Compliance Officer, a Group Human Resources Manager or the Law Department, each of whom is listed on the Ethics Contact List. If you prefer to raise an issue confidentially, I encourage you to call the Ethics Hotline at 1-888-230-5459 or 1-703-506-1458 if calling from outside the U.S., or use the on-line reporting mechanism.

Employees are directed to familiarize themselves with this Code and regularly practice its solid principles.

Sincerely,

Bahman Atefi
Chairman and CEO

Vision

Our vision is to be the premier, total technology solutions provider for the global marketplace.

Mission

Alion fosters a dynamic employee-ownership culture that encourages the innovative application of science, engineering and operational experience to support the successful resolution of nationally and globally significant problems.

Values

The Alion core values by which we navigate are:

Integrity – We lead by example and uphold the highest standards of integrity.

Commitment – We are committed to the personal success and professional growth of our people, the success of our projects and the long-term success of Alion. We define our success by our customers’ success. We are committed to delivering quality, meeting expectations, and satisfying customers.

Respect – We respect our co-workers, customers, partners, and competitors.

Highest Quality – We strive to achieve the highest quality of effort and work product.

A Culture of Ownership – Our employee-ownership culture is the cornerstone of Alion. Employees who act like owners contribute significantly to our success. Ownership builds employee satisfaction, commitment and retention and these attributes are directly linked to customer satisfaction.

Statement of Purpose

The purpose of the Alion Code of Ethics, Conduct, and Responsibility (the “Code”) is to state the principles of business ethics and conduct that Alion requires all employees to follow in dealings on behalf of Alion with the government, the general public, customers, suppliers, competitors, and fellow employees, and to outline the requirements of the Alion Ethics Compliance Program (the “Program”). All officers and managers are responsible for making this Code known and regularly stressing its importance to employees over whom they have supervision.

Policies and Procedures

The policies and procedures referenced in this Code can be found on the Alion Intraweb at:

•	http://intraweb.alionscience.com (internal)

•	http://iweb.alionscience.com (external)

Violations and Reporting Misconduct
(See Policy Nos. EC1.01, EC1.03 and EC1.13)

Violations of this Code, its implementing policies and procedures, or other violations of the law by any employee may result in disciplinary action up to and including termination. Alion may apply such disciplinary measures to any employee who directs or approves of prohibited activities, or who has knowledge of them and does not move promptly to correct or report them. Employees who fail to take reasonable steps to prevent or detect improper conduct are also subject to disciplinary action. Additional criminal or civil penalties may apply for violations of laws or regulations (federal, state, and local) governing activities outlined in this Code.

Employees are obligated to immediately report any violation or apparent violation of this Code, its implementing policies and procedures, or other violations of the law or regulation, in accordance with Alion policy EC1.01 – Ethics Compliance Program, EC 1.03 – Internal Investigations and EC1.13 – Disclosing Violations of Law and Contract Overpayments. Alion fosters open and free communication within the Company to ensure that all reported violations are promptly investigated in accordance with applicable Alion policies and procedures. Employees must not conduct their own preliminary investigations. Alion will investigate all incidents reported to the Company to the fullest extent possible, and will take appropriate action to address the situation. Employees are expected to cooperate fully with such investigations and to provide all information that they possess regarding such violations. Failure to cooperate fully in a forthright manner with any such investigation is grounds for disciplinary action up to and including termination.

In doing business with the U.S. Government, employees must also comply with the mandatory disclosure rule under the Federal Acquisition Regulations (“FAR”). Under the FAR, U.S. Government contractors and subcontractors are required to disclose to the federal government credible evidence of certain violations of U.S. criminal law, the civil False Claims Act, and significant overpayments involving the award, performance, or closeout of a U.S. Government contract or subcontract. While it is impossible to list each and every possible violation of governing laws and regulations that Alion expects its principals, managers, employees, and agents to disclose internally, Alion requires the prompt reporting of any business standards, compliance, or ethics concern, complaint, or issue using any of the channels set forth below. Anyone to whom such a disclosure is made (i.e., Human Resources Manager, Supervisor) must immediately forward the report to the Corporate Compliance Officer. Violations that fall within the FAR mandatory disclosure rule requirements will be reviewed and a disposition provided in accordance with Policy EC1.13 – Disclosing Violations of Law and Contract Overpayments.

Alion does not discharge, demote, suspend, threaten, harass, retaliate, or discriminate against any person based upon the lawful action of any such employee with respect to good faith reporting of any matter covered by the Code, its implementing policies and procedures, and applicable laws or regulations. Any such retaliation or reprisal by an Alion employee or agent is forbidden.

Reporting Mechanisms

The Program provides various reporting mechanisms to allow employees to make ethics and/or compliance inquiries or reports and remain anonymous, if so desired.

•	Ethics Hotline: From within the U.S., the Ethics Hotline number is 1-888-230-5459. This is a toll-free, 24-hours-a-day, 7-days-a-week resource.

From locations outside the U.S., the Ethics Hotline number is 1-703-506-1458, also a 24-hours-a-day, 7-days-a-week resource. This may be a collect call during regular working hours (U.S. EST).

Callers to the Ethics Hotline have the option to remain anonymous when making reports if they so desire.  All questions and incident reports are responded to promptly and confidentially.

•	On-line Ethics Reporting: The On-line Ethics Reporting mechanism allows employees to make inquiries and submit ethics-related reports on-line. The form works like an e-mail: employees fill out the appropriate areas of the form and click “Submit” at the bottom of the form. The sender’s contact information (unless purposely included) remains anonymous as part of this transmission. The system does not capture the username or other identifying data when employees enter the ethics form submission area.

•	Ethics Contact List: Employees may directly contact the Group Compliance Officer, the Corporate Compliance Officer, the Group Human Resources Manager or the Law Department.

These reporting mechanisms can be found on the Alion Intraweb at:

•	http://intraweb.alionscience.com/ethics (internal)

•	http://iweb.alionscience.com/ethics (external)

Responsibilities

General Responsibilities for All Associated with Alion
Alion directors, officers, employees, agents, consultants, subcontractors, and suppliers are expected to:

•	Conduct business in accordance with the highest ethical standards;

•	Comply with the letter and spirit of the laws of the U.S. and other jurisdictions in which Alion does business;

•	Use Alion and customer resources appropriately;

•	Never participate in, condone, or ignore illegal or unethical acts; and

•	Raise ethical concerns immediately and escalate them as necessary to all appropriate resources within the company.

Governing Authority Responsibilities
The Corporate Governance and Compliance Committee of the Board of Directors is responsible for providing overall guidance with respect to the Program. In addition, the Audit and Finance Committee of the Board of Directors has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, auditing, or other financial matters. These procedures allow for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters.

Corporate Compliance Officer and Group Compliance Officer Responsibilities
The Corporate Compliance Officer (“CCO”) is responsible for implementing the Program, including the maintenance of open lines of communication, mandatory training programs designed to train new and current employees about the Program, and to foster a continued awareness and understanding of the Code. The CCO keeps the Committees apprised of major actions taken with respect to the implementation and administration of the Program.

Corporate, and each Group within Alion, has a Group Compliance Officer (“GCO”) responsible for maintaining a high level of awareness and visibility of the Program to employees. In addition, an existing GCO is assigned at the Sector level to act as a point of contact for Sector level employees.

Manager and Supervisor Responsibilities
Each manager and supervisor has the responsibility to employees, consultants, agents, and other representatives of the Company under his or her direction or control to:

•	Ensure that employees are aware of the requirements of the Code and the Program, and participate in education and training regarding the Code;

•	Communicate on an ongoing basis the importance of the principles of, and compliance with, the Code;

•	Encourage open communication regarding the importance of the Code and reinforce the importance of resolving concerns related to the Code and the Program; and

•	Take reasonable measures, based on facts that a manager or supervisor knows or should know, to detect violations of the Code.

Employee Responsibilities
Alion is committed to conducting its business in accordance with all applicable federal, state and local laws and regulations, and in accordance with the Code. Alion employees are expected to comply and to assist the company in complying with each of these obligations. All employees have the responsibility to familiarize themselves with the Code, its implementing policies and procedures, and the Program.

Any employee who suspects or has knowledge of violations of this Code, its implementing policies and procedures, or other violations of the law or regulation should immediately report any concerns using one of the reporting mechanisms set above.

Employees are required to participate in mandatory ethics training on an annual basis. In addition, non-mandatory ethics training is provided on an intermittent basis.

Responsibilities of Consultants, Subcontractors and Suppliers
Alion policy requires consultants, subcontractors, and suppliers to comply fully with Alion’s Code or to have an equivalent Code and to inform appropriate Alion company officials immediately of any illegal or unethical conduct in dealings with Alion directors, officers, and employees.

Internal Audit Department Responsibilities
The Alion Internal Audit Department performs regular reviews of awareness and compliance with the Program and conducts special reviews of matters when requested by senior management.

Compliance with Laws and Regulations

Alion conducts its business activities in compliance with all applicable U.S. (federal, state, and local) laws, regulations, and judicial decrees, as well as those of other countries where Alion conducts business. No employee may take any action on behalf of Alion that the employee knows, or reasonably should know, would violate any law or regulation.

In addition to literal compliance with legal requirements, each employee must adhere to the overriding moral and ethical standards of fair dealing in the conduct of business. Alion’s interests are not served by unethical practices and activities even in the absence of a technical violation of law. When no legal requirement applies directly to a questionable situation, employees must conduct Alion business in a manner protective of Alion’s tradition of integrity and ethical conduct.

Marketing and Procurement Integrity
(See Policy No. EC1.04)

Employees must always deal honestly and fairly with all government customers, as well as with other contractors, teaming partners, subcontractors, suppliers, and consultants supporting Alion’s government business. When preparing government proposals and negotiating contracts, employees must always be accurate, current, and complete in all of their representations on behalf of Alion. In conducting business with government agencies, the Company is required to abide by certain special contract and procurement regulations and rules designed to protect the public interest and integrity of the government procurement processes.

In addition, the submission to a government customer of a proposal, price quotation, claim, or other information that is knowingly false, incomplete, or misleading can result in civil or criminal liability for both the Company and individual employees involved in the submission. The penalties for such practices include suspension of a contract, debarment, imprisonment, and/or fines. The Company is obligated to and must disclose, when required to do so, current, accurate, and complete cost and pricing data. Generally, cost and pricing data includes historical price and cost information plus information related to supplier quotations, cost trends, management decisions, or other factors that may potentially affect costs.

Government contracts frequently impose high-level quality requirements for critical and complex items. Management is responsible for identifying such requirements and communicating them to all employees assigned to the contract. Where a contract specifies use of particular components, equipment, materials, or processes, such specifications will be followed. Substitution of other components or changes in the scope of work in a contract is permitted only upon receipt of a written contract modification signed by the authorized government official, or as otherwise permitted by the contract. In such cases, employees should consult with the appropriate Group Contracts Manager or the Corporate Director of Contracts for guidance.

Q: One of our government contracts requires a test during the early stage of production that duplicates part of a test required during a later stage of production. The earlier test is clearly a waste of time and money and will delay delivery. Can the extra test be skipped?
A: No. Since the contract requires that both tests be performed, no change in testing or quality controls can be made without first informing and obtaining the approval of the appropriate level of management, as well as the approval of our customer. To knowingly deliver a product that fails to meet the contract specifications or testing requirements, without specific prior approval from the customer, could be considered fraud and a violation of law.

Q: Alion must disclose current, accurate, and complete cost and pricing data to the U.S. Government in connection with many of its contracts. What does this mean?
A: As defined by the Truth in Negotiations law, “cost and pricing data” means all the facts at the time of agreement on price that prudent buyers and sellers could reasonably expect to affect price negotiations. These include vendor quotes, nonrecurring costs, changes in production methods and estimates, and any other final management decisions that could have a significant bearing on cost or price.

Government Proprietary and Source Selection Information
(See Policy No. EC1.04)

Employees must not obtain, or ask to obtain, directly or indirectly, from any government employee or other third parties, any information believed to contain proprietary or source selection information not belonging to the Company, except where permitted by law or express agreement. Examples include information contained in a competitor’s bid or proposal, cost or pricing data, or other information submitted to the government or contemplated for submission to the government and designated as proprietary in accordance with the law or regulation.

Q: I am evaluating specification data and drawings on a supplier’s new product that we are considering for one of our programs. The documentation has been labeled “Proprietary-For Evaluation Purposes Only.” I want to find out if another supplier can develop a similar product more cheaply. Can I send them the drawings to see if they have a similar product or can develop one? After all, we’re supposed to encourage competition between suppliers.
A: No. You cannot share the data with the other supplier. It was provided to us in confidence and the purpose has been clearly indicated.

Recruitment and Employment of Current and Former U.S. Government Employees
(See Policy No. EC1.08)

Federal laws and regulations govern the employment of current or former U.S. Government employees (military or civilian), either directly or as consultants. These requirements also regulate the circumstances under which Alion may engage in pre-employment discussions. If a current government employee seeks employment with Alion, that employee must notify his or her supervisor and ethics official immediately to initiate a review of the situation in accordance with federal procurement integrity laws and regulations.

All prospective employees and consultants who are current or former U.S. Government officers or employees must complete the Alion Employment Questionnaire and Certification Form.  This Employment Questionnaire and Certification Form is designed to assist Alion in determining which restrictions, if any, apply to the prospective employee/consultant and in assessing the impact upon employment discussions, hiring restrictions, and future work assignments at Alion.

Before initiating any action to discuss the employment of current or former U.S. Government employees, Alion employees must consult with the Director of Human Resources. In the event that a former U.S. Government employee becomes a consultant or employee of Alion, Alion will observe all applicable post-employment requirements.

Q: May I inform an individual retiring from the U.S. Government of possible opportunities within Alion?
A: While you may mention in a very general manner that possible opportunities may exist, do not get into any specifics regarding employment or current openings or requirements. Do not make any promises or offers regarding employment, or accept a resume as there are very restrictive rules regarding the employment of current or former U.S. Government employees. Refer the individual to the appropriate Human Resources representative. These same guidelines apply to consulting arrangements with former U.S. Government employees.

Q: I want to hire an individual for a managerial position. That person worked for the U.S. Government but left that position three years ago. Does this past employment raise a potential issue for the Company?
A: Yes. Federal laws and regulations restrict post-government employment activities of former government officers and employees. Although some restrictions imposed on former government employees apply only for a one or two-year period after termination of government service, these regulations also impose lifetime restrictions related to certain activities that the former government employee may have participated in during government service. During the recruitment process a former government employee is required to complete the Alion Employment Questionnaire and Certification Form (HR Form 175) to assist Alion in determining which restrictions, if any, apply, and in assessing their impact upon employment discussions, hiring decisions, and future work assignments at Alion.

Gratuities, Bribes and Kickbacks
(See Policy No. EC1.14)

Employees must not make, receive, or cause to be made or received any improper payment or inducement that may be described as a bribe or kickback in connection with a business activity, to or from any actual or potential Alion customer, supplier, or government employee or official.

The Anti-Kickback Act of 1986 prohibits government contractors and subcontractors from providing, attempting to provide, offering, soliciting, accepting, or attempting to accept any kickbacks. The Act stipulates criminal and civil penalties for both the company and the responsible employee for a violation of the law.

Federal government departments and agencies are subject to procurement integrity laws and other regulations concerning acceptance by their employees of entertainment, meals, gifts, or anything of value from firms and persons with whom the government departments and agencies do business. Therefore, employees of Alion may not give, or offer to give, government employees or their families any prohibited entertainment, meal, gift, or item of value. Alion employees may, as an exception, provide marketing or promotional items such as a mug, pen, or T-shirt listed in the Alion Promotional Catalog that has a market value of $20 or less per government employee, per occasion, so long as the total value of the items given to a government employee during a calendar year does not exceed $50. This is commonly referred to as the “20/50 rule.” Additionally, no “buy down” of a meal or promotional item is authorized under the regulations, which means that if the meal or promotional item costs more than $20, the government employee is not permitted to make up the difference. This applies to both the $20 per occasion and $50 per calendar year limits.

Alion does not prevent employees from socially entertaining business acquaintances. While entertaining clients, Alion employees may not incur any extravagant or any unreasonable expenses. However, it should be clear that Alion does not consider the entertainment of government employees to be related to the business activities of Alion. In addition, no expenditure for such social entertainment is reimbursable to the employee.

Alion employees are strongly encouraged to contact their appropriate Group Compliance Officer, the Corporate Compliance Officer or any member of the Law Department to confirm that any of the activities described in this section are in compliance with applicable laws and regulations or the Alion Program, or to discuss any other ethics-related matter. Also, as a reminder, every Alion employee, subcontractor, and consultant is obligated to report to the Group Compliance Officer, the Corporate Compliance Officer or any member of the Law Department any actual or potential violation of a law, regulation, or restriction contained in this Code. Employees may also report the matter through one of Alion’s other reporting mechanisms such as the Ethics Hotline.

Q: I recently met with one of our customers. This customer mentioned he had an all expenses-paid trip coming up, but was unable to go because of company business. He offered the trip to me. Can I accept?
A: No. This gift could be seen as an attempt at improperly influencing our business. If the customer continues to make these offers, seek advice from your Group Compliance Officer or the Law Department.

Q: Can I go to lunch or play golf with a DoD representative as long as we each pay our own expenses?
A: Yes. However, you should be concerned about the appearance and the perception by others. The appearance of impropriety should always be avoided. Discuss any doubts with your supervisor, Group Compliance Officer or the Law Department.

Organizational Conflicts of Interest
(See Policy No CN3.10)

Alion policy prohibits any contract from being negotiated or executed if the interests of a particular customer are of such a nature as to compromise or threaten Alion’s ability to maintain unbiased objectivity in serving its other customers, resulting in a potential Organizational Conflict of Interest (“OCI”).

Examples of potential OCIs include:

•	Competing for a management/services contract that might require the contracting company to evaluate its own or its competitors’ products for use by the government;

•	Competing to supply products/services for which Alion has designed the specifications;

•	Access to other companies’ proprietary information that has not been authorized for use in landing/performing the contract; and

•	Access to other companies’ proprietary information obtained by leveraging the contract in question, which might provide an unfair competitive advantage.

Where an actual or potential OCI may occur by entering into a contractual agreement or by accepting a task under an awarded contract, such contractual instruments may be entered into only after all of the following conditions have been satisfied:

•	Full and complete disclosure of the actual or potential OCI has been made to the appropriate governmental official(s) with a proposed means of avoiding, mitigating or neutralizing all perceived conflict(s), and

•	Consent to the execution of the contractual arrangement has been obtained from the appropriate governmental official(s), along with any necessary government approvals of an appropriate OCI avoidance and mitigation plan where required.

Q: Alion was awarded a contract to advise the Army in its review of a newly designed tank. I worked on the original contract, and became aware of a recent award to one of Alion’s subsidiaries to supply the products/services for the same tank. I know that if I disclose the potential OCI, Alion might lose the award. Should I disclose the OCI?
A: Yes. A contractor is required to disclose all actual or potential OCIs. In addition, Alion has established an Organizational Conflict of Interest Routing System (“OCIRS”) to ensure that potential OCI issues are properly communicated and vetted throughout the Company. The OCIRS is an automated tool used to route, track and regulate contracts that Alion has with the U.S. Government with respect to actual and potential conflicts of Interest.

False Claims
(See Policy No. EC1.04)

Employees must not submit or concur in the submission of any claims, bids, proposals, or any other documents of any kind that are false, fictitious, or fraudulent.  With regard to government contracts, such acts are criminal violations which could result in prosecution of both the Company and the employee.

Employees charging costs to a contract must ensure that all costs are accurately recorded and charged to the proper account.  The mischarging of labor costs, the improper allocation or transfer of costs, or the falsification of other cost records is not tolerated.

Employees must be aware of OCI certification clauses in government contracts and in all solicitations for which a bid is prepared. Employees must make the company aware of any potential OCIs and be mindful that reckless disregard for the truth or falsity of information presented to the government triggers the knowledge requirement for False Claims Act liability.

Q: My colleague and I are preparing for a quarterly contract performance review with the Army. My preliminary figures indicate that for the upcoming quarter we will have high cost overruns. In addition, we have not been properly monitoring costs which will certainly risk a poor award fee evaluation for not undertaking adequate cost control measures. My colleague suggests that we delay disclosing this bad news to the Army so that we have more time to fix the problem in time for the next quarterly review. My colleague argues that we would not be lying to the government, and that by the next review the numbers would look much better. We would also be doing the Company a favor by getting a higher award fee. Should I agree to my colleague’s suggestion?
A: No. Honesty and integrity in contracting means full disclosure of all relevant information which the government should know in determining award fee evaluation scores. Intentionally omitting such relevant facts or making false statements to the government could result in civil and/or criminal penalties imposed on the Company and/or you personally.

Labor Collection and Reporting
(See Policy No. TA8.04)

Timely and accurate completion of timesheets as described in Alion’s policies and procedures is essential. Alion must ensure that no cost is allocated to a government contract, either directly or indirectly, where unallowable, contrary to the contract or related regulations, or otherwise improper. Timesheets must report the number of hours worked and the proper distribution of the time against appropriate cost objectives represented by project and overhead ventures. Employees can ensure accuracy in time reporting by charging a cost objective only for the work performed on that objective. Each employee must complete an original timesheet (using either the paper or electronic time reports) on a daily basis.

Employees must record all hours worked on a daily basis or by 10 a.m. the next business day. Reporting hours not worked, but for which pay is received (e.g., leave, excused absences), must be true and accurate. Shifting of costs to a contract other than the contract worked on is strictly prohibited. It is essential that employees properly document and allocate any cost charged to a customer. These costs might include, but are not limited to, travel expenses, purchases, and use of equipment charges. Improper charging or allocation of time or any other cost may constitute a violation of civil or criminal statutes and regulations.

Direct-charge employees must keep time and labor-charging reports current and must properly report all time spent on each project/assignment. Assignments shall not be initiated until all proper documentation, including a charge number, has been issued and communicated to the employee. When this is not possible, a governmental Authority to Proceed is required.

Q: I’m working on an Alion fixed-price government contract. My supervisor has informed me that we’re charging too many hours to this contract and reducing the profit level he promised the Group Manager. My supervisor told me to charge the remainder of my time to overhead or to another (preferably cost reimbursable) contract. Is this proper?
A: No. Work must be charged accurately and reflect the appropriate contract or task order. This activity would be mischarging a government contract which may lead to both civil and criminal penalties imposed on the Company and/or you personally.

Q: My supervisor asked me to charge my time to an incorrect charge number. He said it was approved by the “powers that be.” Should I do this?
A: No. First, incorrect charging is never approved. Second, make sure that your supervisor knows what you are really working on so that there is no misunderstanding about the work you are doing. If that doesn’t resolve the problem, you should seek advice from your next-level manager, your Group Compliance Officer or the Law Department. You may also report the matter through one of Alion’s other reporting mechanisms such as the Ethics Hotline.

Government and Company Investigations
(See Policy Nos. EC1.03, EC1.06, EC1.11 and EC1.13)

As a U.S. Government contractor, Alion is subject to an array of laws and regulations governing its business activities. In some circumstances, a government agency may initiate an investigation or review of the Company’s activities or the activities of an employee. During such investigations, the Company will comply with all applicable laws, regulations and contractual requirements, and will cooperate fully with appropriate investigating agency officials. In addition, the Company has certain procedures in the event a government official contacts an employee, requests information from an employee or the Company, and/or seeks to interview any employee in connection with an investigation that may involve possible violations of law.

In the event of such investigations, the Company will often conduct its own internal investigation in cooperation with any government review. The Company also maintains a policy on disclosure to appropriate government agencies with regard to any suspected violations of law and contract overpayments involving the Company or any of its employees.

Alion also maintains policies and procedures for the Audit and Finance Committee and the Corporate Governance and Compliance Committee of the Board of Directors to administer and investigate complaints of a financial or other material nature including, but not limited to, accounting, financial reporting, and internal controls.

Q: I received a written request for information entitled “Civil Investigative Demand.” I have the information they are requesting. Should I respond and provide the information?
A: No. Any government inquiry arising through a written subpoena or a written request for information must be provided to the Law Department before any action is taken or promised.

Protecting Shareholder Value and Compliance with Applicable Securities Laws
(See Policy Nos. TA1.01, TA3.02, TA11.01, and AD4.04)

The Alion Employee Stock Option Plan (“ESOP”) Trust owns 100 percent of Alion’s stock. Although Alion’s stock is not publicly traded, due to certain contractual obligations, Alion is required to make public filings with the U.S. Securities and Exchange Commission (“SEC”) of certain financial and other business information as if it were a publicly traded company.

Proper Accounting: In order to assure corporate integrity and to preserve and enhance shareholder value, the Company will aggressively pursue growth and earnings objectives, while keeping ethical and legal standards at the forefront of all activities. This includes absolute reliability and accuracy of books and records, and honesty in disclosures. The books of account, financial statements, and records of the Company are intended to reflect accurately and fairly, in reasonable detail, the Company’s operations and financial position and the underlying transactions and any disposition of assets. The books, statements, and records should be maintained in accordance with established financial and accounting policies issued by the Company and with generally accepted accounting principles, and in accordance with SEC requirements. All invoices submitted to the government for payment must be reviewed carefully for accuracy. If there is doubt as to whether a particular cost is allowable, it should not appear on the invoice. An employee’s approval of an invoice means that the employee has certified that the amounts claimed are proper. Submission of inflated claims could lead to liability for the Company and the employee who approves the claim.

Recording and Reporting Information: Information that is the basis for recording transactions or measuring the Company’s performance and results should be recorded and reported accurately and honestly. No employee shall falsify, forge, or record inaccurate or misleading information that is used for recording transactions. Dishonest reporting, either inside or outside the Company, is strictly prohibited. This includes misreporting information or organizing it in a way that is intended to mislead or to misinform those who receive it.

Discussing Company Affairs: Information about the Company and its affiliates, particularly financial information not yet disclosed, should not be disclosed to persons outside the Company, unless the information has been made public or unless disclosing the information is related to the Company’s business and is done in accordance with applicable securities laws and regulations. Confidential Company business should not be discussed in public places or in places where visitors are likely to be present, such as lobbies, elevators, and cafeterias.

Insider Trading: The use of non-public information for private gain, or the disclosure of non-public information to persons other than Alion employees or others who have a legitimate business need for the information, is strictly prohibited. The trading of Alion securities or securities of other publicly-traded companies based on material, non-public information relating to any company is unethical and illegal. Such trading includes acquiring a beneficial interest in Alion’s stock through pre-tax deferrals, rollovers or transfers to the ESOP. Liability can also extend to any employee who discloses material, non-public information to another person, who in turn uses such information in a securities transaction. Even accidental disclosure of inside information to another party can be a serious breach of corporate confidentiality and can also result in insider trading. For this reason, every employee must avoid discussing sensitive information in any place where such information may be overheard by others. All incidents of disclosure of inside information must be promptly reported to the Law Department. Information is considered material if it would be considered important by investors making decisions on whether to purchase, sell, or hold the securities of the company in question.

Q: I’ve become aware of financial information on one of the Company’s customers (or suppliers) that indicates the customer is in better financial condition than most people realize. I want to purchase some of the customer’s stock. May I do so?
A: No. You may not purchase this stock until the financial information is known to the public. Information of this sort may have been provided to Alion in confidence by the customer to help Alion determine how to meet the customer’s needs. Using this information for personal purposes or disclosing it to others is a violation of Alion’s policy and is illegal.

Q: I am aware that a large order for Alion products has been placed by a customer, but has not yet been announced. May I purchase Alion stock based on that information?
A: No. This is a violation of Alion’s policy and a potential violation of federal securities laws. You may purchase Alion stock only after such information is known to the public for a period of 48 hours. Consult Policy EC1.12 – Insider Trading for more information.

Protecting Confidential and/or Proprietary Information and Intellectual Property
(See Policy No. EC1.07)

Employees are responsible for ensuring the proper protection of Alion confidential and/or proprietary information and capital assets including intellectual property. This responsibility is not limited to Alion facilities, but extends to the reasonable protection of all assets (confidential and/or proprietary information or intellectual property) used by Alion in the performance of its mission. This responsibility also extends to all confidential and/or proprietary information and intellectual property produced by and/or communicated to employees as a result of employment at Alion. In accordance with Alion’s Employee Intellectual Property Agreement, Alion retains all rights, title, and interest to all inventions, software, and other intellectual property that result from or are suggested by work performed by employees for Alion or use of Alion resources.

Employees must: (a) take all responsible steps to comply with all applicable procedures established by Alion with respect to protecting confidential and/or proprietary information from unauthorized or inadvertent disclosure; (b) use confidential and/or proprietary information only as necessary and proper in the performance of his or her duties as an employee of Alion; and (c) not directly or indirectly, without the written consent of Alion, reproduce, copy, disseminate, publish, disclose, provide or otherwise make available to any person, firm, corporation, agency or other entity, any confidential and/or proprietary information. Under no circumstances shall an employee use, directly or indirectly, any such confidential and/or proprietary information for any purpose other than for Alion’s sole benefit. All employees must, upon termination of employment with Alion, deliver all confidential and/or proprietary information in their possession to Alion.

In addition to the obligations with respect to Alion confidential and/or proprietary information, Alion must protect and hold in confidence confidential and/or proprietary and business-sensitive information given to it by customers, corporations, or individuals with whom it does business. Employees must report possession of such information to their Group Manager, and must take all necessary measures to protect such third party information from unauthorized disclosure.

Q: We are in the middle of preparing a proposal for a large government procurement and I have just received an email containing a copy of a competitor’s proprietary information from an unknown source. What should I do?
A: Immediately contact your supervisor or the Law Department. Do not copy it, share it with others, or use it in any way. Proper intelligence gathering is a legitimate marketing activity, but use of apparently proprietary information received from unknown sources is never an approved practice.

Q: What types of competitors’ information may Alion employees legitimately receive and use?
A: Information that is available to the general public (e.g., published price lists, catalogs) or which is provided to Alion by a representative of the competitor, who has the authority and approval to release the information.

Security of U.S. Government Classified and Other Sensitive Information
(See Policy No. EC1.05)

Employees have an obligation to comply with the government regulations and laws that protect our nation’s defense secrets and to prevent any unauthorized access to or dissemination of sensitive information.

Employees who have a valid security clearance and require access to specific classified information must handle such information, in whatever form it exists, strictly in accordance with the procedures set forth by the appropriate governmental agency for safeguarding classified information. Such procedures normally encompass activities such as storage, reproduction, review, shipping, and destruction of classified information.

Employees must not seek access to, accept, or retain any classified materials for which they have no need to know, or which they are not otherwise entitled to possess. Employees with questions relative to the security of U.S. Government classified information should contact the local Facility Security Officer or Alion’s Corporate Security Officer.

In addition, information may be unclassified but sensitive in the form of documents labeled “For Official Use Only” or “For Internal Use Only” (or words to that effect) to identify information or material which, although unclassified, may not be appropriate for public release, or “NOFORN” meaning that the information is not to be conveyed in any manner to any foreign national except through a license or other valid approval from the appropriate U.S. Government agency or classifying authority. Employees must take appropriate steps to protect such information from unauthorized disclosure consistent with the agency rules and policies under which such document is issued.

Q: I am meeting an engineer from another company for coffee. He is working on the same government project as I and we need to discuss the interface specification. The specification is classified so I left it at the office. Is it ok to discuss the specification with him at the restaurant since we don’t have the actual classified material with us?
A: No. It is never acceptable to discuss classified information in a public place. The security and confidentiality of the information could be compromised if someone overhears the conversation.

Records Retention
(See Policy No. AD4.08)

Employees must ensure that business records are available to meet the business needs of the Company, including the legal, tax, and other regulatory requirements wherever Alion conducts its business. Failure to comply with the requirement to preserve documents and other information as required by the Records Retention policies and any distributed Hold Notice can result in serious adverse consequences to Alion and its employees.

It is unlawful to destroy, conceal, alter, or falsify any Alion business or other record, document, or object for the purpose of obstructing or influencing any lawsuit or other legal, regulatory, or government proceeding or investigation.  Doing so may subject Alion and any offending persons to severe civil and criminal penalties including substantial damage awards, fines, and imprisonment.

Q: I found several boxes of files stored in a closet. They seem to relate to a contract that I believe to be closed. Can I shred them?
A: No. You must verify the date that the contract was closed and then refer to Alion’s Records Retention policies to determine whether or not the files may be destroyed. If in doubt, contact your department head or contracts manager for guidance.

Q: I received a Hold Notice from the Law Department regarding a litigation matter on a government contract I’m working on. I think that some of my e-mails relating to the contract might be damaging. Can I delete them?
A: No. While a record is under suspension or “Hold Notice,” you may not alter or dispose of it in any manner. In addition, there are requirements under Alion’s Records Retention policies for contract-related documents to include written communications such as e-mails. Consult with your department head or contracts manager on such retention requirements.

Conflicts of Interest
(See Policy No. EC1.15)

Employees and their immediate families should avoid any situation that may create or appear to create a conflict between personal interests and the interests of the Company. Employees and their immediate families must not engage in any outside interest, activity, or investment which, in the opinion of Alion, may reflect against Alion or conflict with its best interests.

The following are examples of conflicts of interest:

•	Engaging in employment or any other activity that interferes with your ability to devote the required time and attention to your job responsibilities at Alion.

•	Holding a significant financial interest in a current or prospective customer, supplier, or competitor of Alion, or serving as an employee, consultant, or director of that business.

•	Directing Alion business to a supplier owned or managed by a relative.

•	Supervising the job performance or compensation of a relative.

•	Using confidential Company information or improperly using Company assets for personal benefit or the benefit of others.

•	Other examples listed in the policy.

If a conflict of interest or appearance of a conflict of interest develops, an employee must report the matter to his or her supervisor and the General Counsel/Corporate Compliance Officer.

It is important to remember that even if a conflict exists, it will not necessarily result in corrective action. Conflicts can arise innocently, and most are investigated to the extent necessary to determine that the Company’s interests are being best served. Each conflict must be reported so that an independent determination can be made of the situation.

Q: A Company consultant has offered to pay me to work for him on my own time. Is this against Company policy?
A: While not against Company policy, “moonlighting” for a consultant or supplier could lead to a conflict of interest. You must report the matter to your supervisor and the General Counsel/Corporate Compliance Officer.

Q: A colleague of mine has just become the capture manager on an Alion proposal. In a meeting he emphasized the need to use XYZ Systems, Inc. as a proposed subcontractor. I just learned that this person owns 10% of XYZ’s stock. Given that this is a minority interest, is this still a violation of Alion’s policy?
A: Yes. Alion policy prohibits employees engaged in procurement activities from any relationship that might involve a conflict of interest and particularly when the Alion employee has a substantial financial interest in the company conducting business with Alion. Generally, owning more than 5% of a publicly-traded stock, or owning any stock in a company which is not publicly traded, is considered a “substantial financial interest.” An individual’s interest in another company that constitutes 10% or more of his or her net worth is also considered to be a “substantial financial interest.” Failure to disclose such conflicts of interest could result in disciplinary action up to and including termination.

Political Activities
(See Policy No. EC1.01)

Alion encourages employees to endorse, advocate, contribute to, or otherwise support any political party or candidate, or engage in any political activity. Employees may not, however, engage in any such activities during normal work time or on Alion premises. In any public political statement, references to an employee’s affiliation with Alion or any of its activities should be avoided; in any personal political activity, it must be clear that the employee is acting personally and not on behalf of Alion. There are also federal and local laws that govern contributions made to political candidates. No illegal political contributions may be made by an employee either in an individual capacity or on behalf of Alion. Employees may contribute personally to the candidates and parties of their choice, but will not be compensated or reimbursed in any way for such personal contributions. For purposes of this section, the term “contributions” includes the use of Alion facilities and employee time in connection with an election for public office.

There are additional federal and state laws that govern the activities of government lobbyists. All such activities on behalf of Alion must be coordinated with the Director of Government Relations.

The Alion Science and Technology Corporation Political Action Committee (“Alion PAC”) makes all political contributions on behalf of Alion’s business interests. Alion PAC is funded by the voluntary contributions of eligible employees of Alion and its affiliates. Consistent with federal regulations, only eligible employees are asked to consider supporting the Alion PAC.

Eligible employees must also contact the Alion PAC for guidance before contacting U.S. Congressional and Executive Branch employees and staff.

Q: With respect to public officials, what lobbying efforts are appropriate, and are gifts and gratuities allowed?
A: Any lobbying efforts should be coordinated through the Director of Government Relations. In many countries, including the U.S., gifts and gratuities to government officials are restricted, and in some cases prohibited, by law. If in doubt, contact a member of the Law Department and consult with the Code’s section on Gratuities, Bribes and Kickbacks.

Discrimination and Harassment, Including Sexual Harassment
(See Policy No. HR1.02)

Alion is committed to providing equal opportunity in employment to all employees and applicants for employment. No person shall be discriminated against because of race, religion, color, sex, sexual orientation, age, national origin, disability, or military status.

Alion promotes a productive work environment and will not tolerate inappropriate behavior to include verbal or physical conduct that creates an intimidating, offensive, or hostile environment. No form of harassment will be tolerated including harassment for race, national origin, religion, disability, pregnancy, age, military status, sex, or sexual orientation.

Employees who engage in acts that constitute discrimination and/or harassment will be disciplined in a manner appropriate to the offense up to and including termination.

Managers have a responsibility to keep the workplace free of any form of discrimination and/or harassment, including sexual harassment. No supervisor or manager may threaten or insinuate, either explicitly or implicitly, that an employee’s refusal or willingness to submit to sexual advances will affect the employee’s terms or conditions of employment.

All acts of discrimination and/or harassment must be reported to a supervisor or manager, senior management, or the Director of Human Resources or senior management if the complaint involves the supervisor or manager.

Q: A co-worker is initiating unwelcome advances. I’m uncomfortable confronting this person. Whom should I talk to?
A: You can discuss this situation with your supervisor, utilize a reporting mechanism referenced in this Code, or contact the Human Resources Department or the Law Department.

Q: I suspect a fellow employee is occasionally coming to work intoxicated and may even be drinking on the job. I’m concerned for this co-worker’s health and safety. What can I do?
A: Consult with your supervisor who will take appropriate steps to address the situation. If you’re not comfortable discussing the matter with your supervisor, you can also report this concern utilizing a reporting mechanism referenced in this Code, or contact the Human Resources Department or the Law Department.

Office Automation and Information Systems
(See Policy Nos. IT1.01 and IT1.04)

With the increasing dependence on office automation and information equipment in the workplace, employees have access to a wide variety of information media, including computer hardware and software, telephones, internet access, photocopiers, and facsimile equipment. Alion limits the use by employees of all office automation and information systems, whether company-owned or customer-owned, to company business. In keeping with this limitation, all information stored or transmitted with the use of computer-based and voice-based information systems owned or otherwise used by Alion shall remain the sole property of Alion. Alion reserves the right to access and audit all such information systems at any time.

Employees must never use office automation and information systems to display, store, or transmit any information that others may construe as discrimination and/or harassment on the basis of race, national origin, sex, sexual orientation, age, disability, or religious or political beliefs.

Q: Can I use a company computer at lunch time to access my bank account?
A: Yes, if the access is only occasional and does not take excessive time away from your work. But you should be aware that the Company can monitor any activity or transaction undertaken on any of its computers.

Q: I am staying in a hotel as part of a business trip and have decided to access the Company network remotely using approved secure access methods. I click on a website that recommends downloading some additional software. Is this acceptable?
A: No. Never download software to a Company computer or while connected to the Company network. Only authorized Company IT staff may do so.

Dealing with Competitors
(See Policy No. EC1.01)

The Company prohibits unfair methods of competition and unfair or deceptive acts or practices in the conduct of its business affairs. In situations where Alion is considering the possibility of teaming with a company or organization to respond to a particular opportunity, the company or organization will, in most cases, not be considered a competitor with respect to that particular opportunity for purposes of this section. However, the same company or organization with which Alion is teaming on a specific opportunity may be competing against Alion on other opportunities. In those situations, that company would be considered a competitor to which the requirements of this section apply. Since teaming arrangements with competitors may raise antitrust issues, care must be taken to avoid such issues prior to entering into a teaming arrangement with any of the Company’s competitors. In addition, employees are prohibited by law and Company policy from entering into any agreement or understanding with a competitor regarding prices. This includes any agreement or understanding that affects prices or any other conditions of sale.

Q: A customer has asked for a specific delivery schedule that Alion cannot meet. Can I agree to the schedule and, to stay competitive, simply price in the damages that the Company will pay for late delivery?
A: No. You should propose an alternative schedule that Alion can reasonably meet. There may be other benefits we can offer to offset this disadvantage, but honesty is required.

Q: Another company has asked to discuss what contract terms and pricing we have negotiated with a supplier, as they would like the same kind of deal that we have. Is this ok?
A: No. We have an ethical and contractual obligation to respect the confidentiality of the supplier’s pricing. Also, such actions might be construed as an attempt to fix prices in the supply market.

Doing Business Overseas
(See Policy Nos. AD7.01 and EC1.10)

Alion’s international scope is expanding and employees must be mindful of both the U.S. laws and the laws and customs of the host country in which Alion has business activities. Although a survey of host country laws is beyond the scope of this Code, the following U.S. laws applicable to business activities overseas are noted:

•	Foreign Corrupt Practices Act (“FCPA”)

•	Anti-boycott Laws

•	Embargo Regulations

•	Export/Import Laws and Regulations

Foreign Corrupt Practices Act (“FCPA”): The FCPA has two principal components that:

•	Prohibit the making of bribes, kickbacks, or other forms of corrupt, illegal, or improper payments to government officials for the purpose of obtaining or retaining business.

•	Require that the financial books, records, and accounts of the Company are accurate, current, and complete in all respects, and that the Company has a system of internal accounting controls to ensure accurate books, records, and accounts.

Anti-boycott Laws: The Anti-boycott Law prohibits U.S. persons and companies from taking actions or entering into agreements that further economic boycotts or restrictive trade practices not supported by the U.S. This primarily involves prohibiting actions that have the effect of furthering the Arab Boycott of Israel.

Embargo Regulations: The Office of Foreign Assets Control (“OFAC”), through the Foreign Assets Control Regulations, prohibits exports to certain countries, individuals, or entities that are the object of sanctions by the U.S. These regulations apply to all technologies and all transactions, not just exports. Something as simple as electronic mail exchanges or sending marketing materials to certain countries can violate the OFAC regulations. All transactions conducted by Alion and its employees must be carefully analyzed to ensure that an embargoed country, or a national from an embargoed country, is not involved.

The Export/Import Laws and Regulations: The Export/Import Laws and Regulations were enacted to:

•	Encourage and allow international commerce, while maintaining the well-being and national security interests of the U.S. The Export Administration Regulations and the International Traffic in Arms Regulations establish licensing, recordkeeping, screening, and reporting frameworks designed to ensure that these Regulations are properly implemented and enforced.

•	Prohibit the export and re-export of certain U.S. origin products, services, and technologies and control the export and re-export of certain products, services, or technologies.

•	Require the use of an export license, license exception, or license exemption to export, controlled products, services, or technology specifically identified by the U.S. Government.

Violations of these laws and regulations can result in severe fines to Alion and its employees, and can result in imprisonment.

Q: Alion is considering pursuing a business opportunity outside the U.S. I have been told that in some countries it is necessary to pay an official for the purpose of obtaining business. Is this permitted, especially since I understand the country in which we will make the sale has no laws precluding such activity?
A: No. Alion policy and the U.S. Foreign Corrupt Practices Act prohibit the giving of money or anything of value to a foreign official for the purpose of influencing a foreign official, even though local practice or custom permits it. Limited payments, sometimes called “facilitating payments,” may be made to expedite or secure performance of routine government action, but the rules are complicated. Check with the Law Department before making a questionable payment.

Q: In order to expedite the delivery of products and technical drawings to a non-U.S. customer, I propose to hand-carry or have other employees traveling to our customer’s facility hand-carry these products and drawings in luggage or briefcases. Would this be a problem?
A: Yes. This could violate U.S. export laws and Company policy, and could cause delays, seizure of the products and drawings, fines, and loss of export privileges. Contact your Export Control Specialist or the Law Department before hand-carrying Alion products or technical data abroad.

Summary

The success of Alion’s Program depends on the support and cooperation of all employees. If you have questions relative to the conduct or laws summarized in this Code, contact your supervisor or manager, or anyone on the Ethics Contact List. By keeping these broad lines of communication open and by conducting ourselves responsibly and ethically, we will ensure the continuance of our reputation as a preeminent supplier of technology services and products to both the government and industry.

This Code may be changed at any time with or without notice. Adherence to this Code and the Program constitutes a term of employment, but the Code shall not otherwise alter the employment relationship of any employee or limit the right of either Alion or any employee to terminate that employment relationship with or without notice and with or without cause.SUPPLEMENT TO ALION CODE OF ETHICS, CONDUCT, AND RESPONSIBILITY: Code of Ethics for Finance Employees

Effective November 2007

This Code of Ethics applies to the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Controller or other personnel performing similar functions (collectively “Finance Employees”). This Code is intended to supplement the Alion Code of Ethics, Conduct and Responsibility and its implementing policies and procedures. To ensure complete and accurate financial records and reporting, all Finance Employees will:

a.	Act with honesty and integrity and avoid actual or apparent conflicts of interest;

b.	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable;

c.	Comply with rules and regulations of federal, state and local governments, and other applicable private and public regulatory agencies;

d.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated;

e.	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one’s work will not be used for personal advantage;

f.	Share knowledge and maintain skills important and relevant to constituents’ needs;

g.	Proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community; and

h.	Exercise responsible use of and control over all assets and resources employed or entrusted.

Sarbanes-Oxley Compliance
The Sarbanes-Oxley Act of 2002 (the “Act”) imposes duties and significant penalties for non-compliance on public companies and their executives, directors, auditors, attorneys and securities analysts.

Because Alion is an issuer of securities that is required to file an annual report on Form 10-K with the Securities and Exchange Commission (“SEC”), there are numerous aspects of the Act that impact Alion. These include, for example, rules governing the independence of Alion’s independent financial auditor, requirements on the qualifications of members of the Board’s Audit and Finance Committee, enhanced financial disclosures in filings with the SEC, restrictions on conflicts of interest, and criminal accountability for fraud.
Pursuant to the Act, the SEC has issued rules requiring the CEO and CFO to certify that:

1.	The annual report does not contain untrue statements or material omissions;

2.	The financial statements fairly present, in all material respects, the financial condition and results of operations;

3.	Such officers are responsible for internal controls designed to ensure that they receive material information regarding the issuer and consolidated subsidiaries;

4.	The internal controls have been reviewed for their effectiveness within 90 days prior to the report; and

5.	Any significant changes to the internal controls have been reported.

Consistent with the best practices implemented by public companies, Alion’s CEO and CFO require certain executives who report directly to them to make an internal certification that these executives have provided the CEO or CFO will all necessary information. Such internal certifications, called “sub-certifications,” are not filed with the SEC, but nevertheless provide the company with assurance that it has obtained all facts necessary to file a proper report to the SEC. In most cases, the CEO’s and CFO’s direct reports will similarly require their reports to make a second-tier sub-certification.

Any questions regarding this Code should be directed to the Alion Law Department or through other channels as set forth in the Code of Ethics, Conduct and Responsibility.CODE OF ETHICS,
CONDUCT AND RESPONSIBILITY ACKNOWLEDGEMENT FORM

I acknowledge that I have received and carefully read Alion’s Code of Ethics,
Conduct and Responsibility – November 2009 (Fourth Edition). I understand that this Code, along with the policies and procedures implementing the Code, outline the Alion Ethics Compliance Program and the requirements to conduct business honestly, ethically and in accordance with the Company’s policies and all applicable laws.
I understand the importance of my obligation to always conduct my business affairs in a legal and ethical manner in accordance with Alion’s policies, and
(where applicable) to be available to my staff to provide them guidance on proper business conduct. I will promptly report any possible violation of the
Code in accordance with such policies.
I understand that compliance with the Code is a mandatory condition of employment with Alion, and that my employment with Alion is at-will and may be terminated by me or the Company at any time. The Code and the Company’s policies may be amended or revoked, or new policies may be established unilaterally and within the Company’s discretion.
Check one of the following categories:

New Employee Annual Acknowledgement
Signed:
Printed Name:
Date:
Sector:
Group:

When complete and signed, forward this document to your local Human Resources Manager.